Exhibit 99.2

Press Release dated March 23, 2004

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Steven C. Smith, EVP and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP DECLARES 6% INCREASE

IN FIRST-QUARTER CASH DIVIDEND

PALO ALTO, Calif. – March 23, 2004 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.6 billion in assets financial services holding company, announced that it has declared a fourteen and one quarter cents ($0.1425) per share cash dividend for the first quarter of 2004.

This dividend represents approximately a 6% increase over the Company’s previous quarterly dividend of thirteen and one half cents ($0.135) per share. The cash dividend will be payable on April 15, 2004 to shareholders of record as of April 5, 2004.

“This payment represents the 47th consecutive cash dividend paid by Greater Bay Bancorp,” stated Byron A. Scordelis, President and Chief Executive Officer of Greater Bay Bancorp. “This increase in our dividend reflects our continued desire to recognize and reward our shareholders for their support as well as to tangibly reaffirm our belief in the underlying strength of the regional markets that we serve.”

About Greater Bay Bancorp

Greater Bay Bancorp through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, and its operating divisions serves clients throughout the greater San Francisco Bay Area and the Central Coastal Region. ABD Insurance and Financial Services provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion of risk factors within such documents.